Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

September 29, 2014

Board of Directors

TESARO, Inc.

1000 Winter Street

Suite 3300

Waltham, MA 02451

Ladies and Gentlemen:

We are acting as counsel to TESARO, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated September 23, 2014 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule II of the Underwriting Agreement, relating to the issuance by the Company of $201,250,000 aggregate principal amount of its 3.00% convertible senior notes due 2021 (the “Notes”), pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-189718) filed with the Securities and Exchange Commission on July 1, 2013 (the “Registration Statement”), relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or a continuous basis as set forth in the prospectus dated July 1, 2013 (the “Prospectus”). The Notes are convertible into shares of common stock, $0.0001 par value per share, of the Company (the “Conversion Shares”), in accordance with the terms of the Indenture (as defined below). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture, dated as of September 29, 2014, between the Company and the Trustee (the “Base Indenture”), filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 29, 2014 and incorporated into the Registration Statement by reference, as supplemented by the First Supplemental Indenture, dated as of September 29, 2014 (together with the Base Indenture, the “Indenture”), filed as Exhibit 4.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 29, 2014 and incorporated into the Registration Statement by reference, has all requisite power and authority

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under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of (i) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect and (ii) the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)                                 The Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration for the Notes specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors and the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

(b)                                 The Conversion Shares initially issuable upon conversion of the Notes have been duly authorized and reserved and, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

The opinions expressed herein may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the supplement to the Prospectus dated September 23, 2014, which constitute part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP